UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2006

CELLSTAR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number:  0-22972

Delaware	75-2479727
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 S. Royal Lane, Coppell, Texas	75019
(Address of principal executive offices)	(Zip Code)

(972) 462-2700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On November 17, 2006, CellStar Corporation (the “Company”) and CellStar, Ltd. (“Employer”), the Company’s U.S. operating subsidiary, entered into an employment agreement (the “Agreement”) with Elaine Flud Rodriguez, who currently serves as the Company’s Senior Vice President, General Counsel and Secretary.  Pursuant to the Agreement, Ms. Rodriguez agreed to serve as the Company’s Senior Vice President and General Counsel and to serve as an officer and/or director of Employer or its affiliates if elected or appointed.  The Agreement will become effective on January 14, 2007, following the expiration of Ms. Rodriguez’s existing employment agreement with Employer and the Company.  The Agreement has a term of two years, unless earlier terminated pursuant to its terms.  Ms. Rodriguez will receive $285,000 per year during the term of the Agreement, and she will be eligible to participate in an annual incentive plan and will be entitled to annual consideration for future grants of stock options and other forms of equity incentive awards, each as approved by the Board of Directors of the Company.  Ms. Rodriguez is entitled to certain compensation following termination without cause by Employer, or upon termination in connection with a change in control, as such term is defined in the Agreement.  The Agreement also contains provisions related to non-competition and confidentiality and indemnification by the Company.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the employment agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Employment Agreement, effective as of January 14, 2007, by and among CellStar, Ltd., CellStar Corporation, and Elaine Flud Rodriguez.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLSTAR CORPORATION

	By:	/s/ Michael J. Farrell
Date: November 21, 2006		Michael J. Farrell Executive Vice President of Finance and Chief Administrative Officer

Exhibit Index

Exhibit	Description
EX-10.1	Employment Agreement, effective as of January 14, 2007, by and among CellStar, Ltd., CellStar Corporation, and Elaine Flud Rodriguez.